Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

August 29, 2016

The Bank of N.T. Butterfield & Son Limited

65 Front Street

Hamilton, HM 12, Bermuda

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form F-1 (as amended or supplemented through the date hereof, the “Registration Statement”) of The Bank of N.T. Butterfield & Son Limited, a Bermuda company (the “Bank”), relating to the proposed initial public offering of voting ordinary shares, par value BM$0.01 per share, of the Bank.

We have participated in the preparation of the discussion set forth in the section entitled “Certain Taxation Considerations—Material US Federal Income Tax Consequences” in the Registration Statement.  In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz